TractorSupply.com

TRACTOR SUPPLY COMPANY PROMOTES KURT D. BARTON TO SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
Bob Volke Promoted to Vice President, Controller

Brentwood, TN, March 6, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that Kurt D. Barton has been promoted to Senior Vice President, Chief Financial Officer and Treasurer in line with the Company’s management transition plan announced last July. Mr. Barton succeeds Anthony F. Crudele who retired after serving as the Company’s Chief Financial Officer for the past 11 years. As part of the planned succession, Mr. Crudele and Mr. Barton have worked together over the last seven months to ensure a smooth transition of all responsibilities.

Mr. Barton first joined Tractor Supply in 1999 and was promoted to Senior Vice President, Controller earlier this year. He had served as the Company’s Vice President, Controller since 2009. Mr. Barton also served as Director, Internal Audit from 2002 to 2009 and held other leadership roles in accounting during his tenure with the Company.  Mr. Barton has had direct responsibility for the Company’s accounting, financial reporting, tax, purchasing, master data management, accounts payable and inventory control functions and has been an integral part of the Company’s corporate finance and strategy team. Mr. Barton, a Certified Public Accountant, began his career in public accounting in 1993, spending six years at Ernst & Young, LLP.

Bob Volke has been promoted to the position of Vice President, Controller, effective immediately. Mr. Volke joined Tractor Supply in April 2007 and has served as the Company’s Vice President, Accounting since February 2014. Mr. Volke’s expanded responsibilities include the Company’s general accounting and financial reporting, as well as operations accounting and non-merchandise purchasing functions. Mr. Volke served as Director of Accounting from 2009 to 2014, and has worked directly for Mr. Barton over the last eight years. A Certified Public Accountant, Mr. Volke has more than 30 years of accounting experience in the manufacturing, financial services and publishing industries.

Greg Sandfort, Chief Executive Officer, stated, "On behalf of Tractor Supply, I would like to thank Tony for his many contributions to the Company over the last 11 years. We wish Tony the very best in his retirement and are excited to have Kurt Barton take the helm as Tony’s planned successor. Kurt has been with Tractor Supply for 18 years and is a talented financial leader with a deep understanding of the business and track record of success. I congratulate Kurt on his promotion and look forward to continuing our work together."

Sandfort continued, “I would also like to congratulate Bob on his well-deserved promotion to Vice President, Controller. Bob has worked alongside Kurt for several years and has been an important part of our finance team, with a passion for our business and dedication to our continued growth. I am both confident and excited about the team we have in place to continue to move our business forward.”

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At December 31, 2016, the Company operated 1,595 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 31, 2016, the Company operated 143 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.us.